Pricing Supplement Dated March 6, 1998                       Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                       File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

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Principal Amount:              $150,000,000          Trade date:          March 6, 1998
Currency or Currency  Unit:    US Dollars            Original Issue Date: March 11, 1998
Issue Price:                   100.0%                Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $150,000,000          Agent (s): Merrill Lynch & Co.
Maturity Date:                 March 11, 1999        CUSIP Number:     69332H  FH 4
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate       [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                           [ ]  LIBOR     [ ]  Treasury Rate       [X] Prime Rate  [ ]  Other
                                (  ) Reuters Page:                                     (see attached)
                                                    ------------------

                                (  ) Telerate Page:
                                                    ------------------
Spread:                    minus 2.89%

Initial Interest Rate:     To be determined March 10, 1998

Interest Reset Dates:      Each Business Day to but Excluding the Maturity Date

Interest Determination Date: One Business Day Prior to Interest Reset Date

Interest Payment Dates:    June 11,1998; September 11,1998; December 11,1998;
                           March 11,1999 (or next Business Day)

Index Maturity:            N/A

Day Count Convention:      [X]  Actual/360      [ ] Actual/Actual    [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes          [ ] No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.

     Initial Redemption Date:

     Initial Redemption Price:                   %

     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.

     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of % of Principal Amount.

Other Terms: